Exhibit 99.1

BBSI Reports Record Fourth Quarter and Full Year 2018 Financial Results

- Q4 Diluted Earnings Per Share up 60% to a Record $2.21 -

VANCOUVER, Washington, February 26, 2019 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter 2018 Financial Summary vs. Year-Ago Quarter

•	Net revenues down 3% to $237.8 million.

•	Gross billings up 6% to $1.5 billion.

•	Net income up 61% to $16.9 million.

•	Diluted earnings per share up 60% to $2.21.

Full Year 2018 Financial Highlights vs. 2017

•	Net revenues up 2% to $940.7 million.

•	Gross billings up 7% to $5.7 billion.

•	Net income up 51% to $38.1 million.

•	Diluted earnings per share up 50% to $4.98.

“We had another strong quarter, culminating in a year of record earnings that proves the leverage in our business model,” said Mike Elich, BBSI President and CEO. “While the topline remains softer than historical levels, we feel very good about record gross client additions and our ability to create shareholder value. As we look at 2019, we believe we are well positioned to execute on the foundation we have built.”

Fourth Quarter 2018 Financial Results

Net revenues in the fourth quarter of 2018 were $237.8 million compared to $244.7 million in the fourth quarter of 2017 and reflected weaker staffing revenue.

Total gross billings in the fourth quarter increased 6% to $1.52 billion compared to $1.43 billion in the same year-ago quarter (see “Key Performance Metrics and Non-GAAP Financial Measures” below). The increase was primarily due to the continued build in the Company’s PEO client count and same-customer sales growth, partially offset by a decrease in staffing revenue.

Workers’ compensation expense as a percentage of gross billings was 4.8% in the fourth quarter and benefited from lower frictional costs and a favorable one-time adjustment of prior accident year liability of $1.5 million. This compares to 5.0% of gross billings in the fourth quarter of 2017.

Net income for the fourth quarter of 2018 increased 61% to $16.9 million, or $2.21 per diluted share, compared to $10.5 million, or $1.38 per diluted share, in the year-ago quarter.

Full year 2018 Financial Results

Net revenues in 2018 increased 2% to $940.7 million compared to $920.4 million in 2017.

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Total gross billings increased 7% to $5.66 billion compared to $5.30 billion in 2017 (see “Key Performance Metrics and Non-GAAP Financial Measures” below). The increase was primarily due to the continued build in the Company’s PEO client count and same-customer sales growth, partially offset by a decrease in staffing revenue.

Workers’ compensation expense as a percentage of gross billings was 4.7% in 2018 and benefited from lower frictional costs and a favorable one-time adjustment of prior accident year liability of $3.8 million. This compares to 5.0% in 2017.

Net income in 2018 increased 51% to $38.1 million, or $4.98 per diluted share, compared to $25.2 million, or $3.33 per diluted share, in 2017.

Outlook

For the full year 2019, the Company expects diluted earnings per share to be approximately $5.40. This assumes an effective tax rate of approximately 18% and the expected range for workers’ compensation expense as a percentage of gross billings to be 4.6% to 4.8%.

BBSI expects non-GAAP gross billings for the next 12-month period (through December 31, 2019) to increase approximately 8%.

Conference Call

BBSI will conduct a conference call tomorrow, February 27, 2019, at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its financial results for the fourth quarter and full year ended December 31, 2018. The Company’s President and CEO Michael Elich and CFO Gary Kramer will host the call, followed by a question and answer period.

Date: Wednesday, February 27, 2019

Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)

Toll-free dial-in number: 1-877-407-4018

International dial-in number: 1-201-689-8471

Conference ID: 13687024

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the BBSI website at www.barrettbusiness.com.

A replay of the conference call will be available after 3:00 p.m. Eastern time on the same day through March 27, 2019.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13687024

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Key Performance Metrics and Non-GAAP Financial Measures

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billing amounts and wages are useful in understanding the volume of our business activity and serve as an important performance metric in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billing and wage information for the three and twelve months ended December 31, 2018 and 2017.

	(Unaudited)		(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2018	2017	2018	2017
Gross billings	$1,515,916	$1,431,384	$5,663,095	$5,300,684
PEO and staffing wages	$1,287,485	$1,210,852	$4,790,669	$4,469,845

Because safety incentives represent consideration payable to PEO customers, safety incentive costs are netted against PEO revenue in our consolidated statements of operations. Management considers safety incentives to be an integral part of our workers’ compensation program because they encourage client companies to maintain safe work practices and minimize workplace injuries. We therefore present below for purposes of analysis non-GAAP gross workers’ compensation expense, which represents workers’ compensation costs including safety incentive costs. We believe this non-GAAP measure is useful in evaluating the total costs of our workers’ compensation program.

	(Unaudited)		(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2018	2017	2018	2017
Workers' compensation	$63,191	$62,006	$235,579	$234,681
Safety incentive costs	8,991	9,157	33,385	32,940
Non-GAAP gross workers' compensation	$72,182	$71,163	$268,964	$267,621

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)		(Unaudited)
	Percentage of Gross Billings		Percentage of Gross Billings
	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
PEO and staffing wages	84.9%	84.6%	84.6%	84.3%
Payroll taxes and benefits	5.6%	7.0%	7.2%	7.6%
Non-GAAP gross workers' compensation	4.8%	5.0%	4.7%	5.0%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 6,400 clients across all lines of business in 25 states. For more information, please visit www.barrettbusiness.com.

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Forward-Looking Statements

Statements in this release about future events or performance, including expectations regarding gross billings growth, future effective tax rates, and earnings per share, are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, the Company's relationship with its primary bank lender, the potential for material deviations from expected future workers' compensation claims experience, the workers’ compensation regulatory environment in the Company’s primary markets, litigation costs, the effect of governmental investigations, security breaches or failures in the Company's information technology systems, the collectability of accounts receivable, changes in executive management, the carrying value of deferred income tax assets and goodwill, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2017 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

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Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(in thousands)	2018	2017

Assets
Current assets:
Cash and cash equivalents	$35,371	$59,835
Trade accounts receivable, net	151,597	136,664
Income taxes receivable	-	1,686
Prepaid expenses and other	13,880	5,724
Investments	416	674
Restricted cash and investments	120,409	103,652
Total current assets	321,673	308,235
Investments	1,687	1,199
Property, equipment and software, net	24,812	24,909
Restricted cash and investments	348,165	291,273
Goodwill	47,820	47,820
Other assets	3,474	3,215
Deferred income taxes	8,458	5,834
	$756,089	$682,485

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$221	$221
Accounts payable	4,336	5,166
Accrued payroll, payroll taxes and related benefits	158,683	181,639
Income taxes payable	4,403	-
Other accrued liabilities	20,566	9,024
Workers' compensation claims liabilities	109,319	97,673
Safety incentives liability	29,210	28,532
Total current liabilities	326,738	322,255
Long-term workers' compensation claims liabilities	304,078	265,844
Long-term debt	3,951	4,171
Customer deposits and other long-term liabilities	2,285	1,381
Stockholders' equity	119,037	88,834
	$756,089	$682,485

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Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	(Unaudited)		(Unaudited)
(in thousands, except per share amounts)	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Revenues:
Professional employer service fees	$200,840	$200,731	$793,399	$758,046
Staffing services	36,992	43,995	147,299	162,386
Total revenues	237,832	244,726	940,698	920,432
Cost of revenues:
Direct payroll costs	28,178	33,351	111,443	122,533
Payroll taxes and benefits	84,219	100,419	407,003	404,687
Workers' compensation	63,191	62,006	235,579	234,681
Total cost of revenues	175,588	195,776	754,025	761,901
Gross margin	62,244	48,950	186,673	158,531
Selling, general and administrative expenses	43,752	34,543	145,465	123,138
Depreciation and amortization	991	2,463	4,219	5,452
Income from operations	17,501	11,944	36,989	29,941
Other income	1,884	1,522	7,780	4,437
Income before income taxes	19,385	13,466	44,769	34,378
Provision for income taxes	2,529	2,980	6,707	9,208
Net income	$16,856	$10,486	$38,062	$25,170
Basic income per common share	$2.28	$1.44	$5.18	$3.46
Weighted average basic common shares outstanding	7,388	7,300	7,342	7,275
Diluted income per common share	$2.21	$1.38	$4.98	$3.33
Weighted average diluted common shares outstanding	7,634	7,585	7,647	7,551

Investor Relations:

Liolios

Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com

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